Exhibit 99.1

For Immediate Release
Thursday, October 26, 2006
Press Release

      FNB Corporation Reports Year-to-Date and Third Quarter Earnings
                       And Declares Cash Dividend

CHRISTIANSBURG, Virginia - William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP) reported higher earnings for year-to-date September 30, 2006. Earnings for the third quarter of 2006 were below the third quarter of 2005.

Year-to-date September 30, 2006 earnings and basic earnings per share increased to $13,712,000 and $1.87, up 5.9 percent and 5.1 percent, respectively, over the $12,942,000 and $1.78 reported in the first nine months of 2005.

Earnings and basic earnings per share for the third quarter of 2006 were $4,664,000 and $.64, down 4.4 percent and 4.5 percent, respectively, from the $4,880,000 and $.67 reported for the third quarter of 2005. However, third quarter 2006 earnings were 6.7 percent above the $4,373,000 reported in the second quarter of 2006.

Year-to-date September 30, 2006 earnings were up from September 30, 2005 as a result of higher net interest income due to volume, partially offset by higher operating expenses.

The earnings decline for the third quarter of 2006 compared to the third quarter of 2005 resulted from lower non-interest income and higher operating expense. Additionally, there was a favorable tax adjustment in 2005, relating to the amortization of core deposit intangibles, which added about $.02 in basic earnings per share at that time.

Lower service charge and secondary market mortgage income, stemming from the higher interest rate environment, reduced non-interest revenue in the third quarter of 2006 as compared to the third quarter of 2005. Expense growth was impacted, in part, by the strategic addition of staff in new markets, in the commercial and private banking lines of business, and by higher health insurance costs.

"Growth and earnings were above last year, but the higher interest rate environment took its toll in the third quarter," reported Heath. "Secondary market mortgage revenue was down from the prior year, and growth in loans was relatively flat. Our loan balance at September 30, 2006 was $1,173,424,000, an increase of only 2.3 percent over the $1,147,332,000 balance at September 30, 2005.

"It is also important to consider, in evaluating our loan growth, that we decided to discontinue lending in a remote market and lending that did not generate sufficient revenue in order to fund more profitable loans locally. One of our goals is to serve more local operating companies in order, ultimately, to boost loan growth and revenue. Success in this regard offers many ancillary benefits in terms of diversifying our loan portfolio, affording opportunities to cross sell additional products and services, and providing a source of lower-cost demand deposits.

"We have succeeded in more than recouping the loan production deficit created in the short term by the foregoing decisions. And we believe these decisions will pay dividends in the long run.

"Our objective with regard to operating companies is one aspect of a multi-faceted strategy we have initiated to stimulate loan growth. In addition, our management team is reviewing expenses to ensure that costs are controlled and in alignment with revenue growth."

Details of the Company's financial performance follow.

In its meeting today, FNB's Board approved the payment on November 24, 2006 of a quarterly cash dividend in the amount of $0.21 per share to stockholders of record on November 13, 2006. The payment represents an annual yield to shareholders of approximately 2.3 percent based on the stock's recent trading price.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets. Through the activities of its affiliate, First National Bank, the Corporation operates 26 full-service branches and 3 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                           Daniel A. Becker
President/CEO                                   Executive Vice President/CFO
(540) 382-6041                                  (540) 381-6758

Statements made in this release relating to the Corporation's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than FNB; (5) FNB may not be able to achieve or fully realize the expected operational efficiencies and related benefits and savings from its subsidiary bank restructuring; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which FNB is engaged; and (7) adverse changes may occur in the securities markets. The information provided in this release is provided only as of the date of this release, and the Corporation undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2006       2005     Change   % Change
Quarter Ended September 30
  Net income                    $     4,664 $    4,880       (216)      (4.4)
  Net interest income                13,840     13,103        737        5.6
  Net interest income (FTE)(1)       13,896     13,167        729        5.5
  Noninterest income excluding
   securities gains (losses)          3,815      4,159       (344)      (8.3)
  Noninterest expense                10,254      9,603        651        6.8
  Provision for loan losses             354        466       (112)     (24.0)

Per Share Data
  EPS basic                     $      0.64 $     0.67      (0.03)      (4.5)
  EPS fully diluted                    0.63       0.66      (0.03)      (4.5)
  Dividends declared                   0.21       0.20       0.01        5.0
  Book value                          23.22      21.66       1.56        7.2
Weighted average shares
 outstanding basic                    7,343      7,305         38        0.5
Weighted average shares
 outstanding fully diluted            7,425      7,365         60        0.8
Shares outstanding quarter
 end (net of unearned)                7,345      7,312         33        0.5

Financial Ratios
  Return on average assets             1.23 %     1.34 %
  Return on average share-
   holders' equity                    11.25      12.53
  Net interest margin (1)              3.98       3.95
  Equity to assets                    11.31      10.87
  Allowance for loan losses
   to loans, net of unearned
   income                              1.24       1.25

Selected Balances at September 30
  Total assets                  $ 1,508,901 $1,457,653     51,248        3.5
  Loans, net of unearned
   income                         1,173,424  1,147,332     26,092        2.3
  Allowance for loan losses          14,589     14,388        201        1.4
  Securities                        198,616    163,643     34,973       21.4
  Deposits                        1,254,678  1,193,296     61,382        5.1
  Other interest-bearing funds       75,826     98,966    (23,140)     (23.4)
  Shareholders' equity              170,592    158,400     12,192        7.7

Nine Months Ended September 30
  Net income                    $    13,712 $   12,942        770        5.9
  EPS basic                            1.87       1.78       0.09        5.1
  EPS fully diluted                    1.85       1.76       0.09        5.1
  Dividends declared per share         0.61       0.58       0.03        5.2
  Weighted average shares
   outstanding basic                  7,331      7,287         44        0.6
  Weighted average shares
   outstanding fully diluted          7,410      7,344         66        0.9
  Return on average assets             1.22 %     1.21 %     0.01        NM
  Return on average share-
   holders' equity                    11.16      11.29      (0.13)       NM
  Net interest margin (1)              3.97       3.91       0.06        NM

Asset Quality                                 % of Loans           % of Loans
                                       2006      & ORE      2005      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  5,393       0.46  $  5,359       0.47
  Other real estate                     573       0.05       797       0.07
  Loans past due 90 days
   or more                              593       0.05     1,051       0.09
  Total nonperforming assets       $  6,559       0.56  $  7,207       0.63


Net charge off ratio                   0.13%                0.07%

(1) Fully taxable equivalent
NM - Not meaningful

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2006       2005     Change   % Change
Alternative Performance Measures
for Quarter Ended September 30 (2)
  Net income                     $    4,664 $    4,880       (216)      (4.4)
  Plus amortization of core
   deposit intangibles                  173        200        (27)     (13.5)
  Equals cash basis operating
   earnings (2)                       4,837      5,080       (243)      (4.8)
  QTD average assets              1,519,867  1,453,433     66,434        4.6
  Less QTD intangible assets         47,878     47,383        495        1.0
  Equals QTD average tangible
   assets (2)                     1,471,989  1,406,050     65,939        4.7
  QTD average equity                165,833    155,767     10,066        6.5
  Less intangible assets equals
   QTD average tangible
   equity (2)                       117,955    108,384      9,571        8.8
  Cash basis EPS (2)                   0.66       0.70      (0.04)      (5.7)
  Cash basis EPS fully
   diluted (2)                         0.65       0.69      (0.04)      (5.8)
  Cash basis return on average
   tangible assets (2)                 1.31 %     1.45 %    (0.14)      (9.4)
  Cash basis return on average
   tangible equity (2)                16.40      18.75      (2.35)     (12.5)

Alternative Performance Measures
for Nine Months Ended September 30 (2)
  Net income                    $    13,712 $   12,942        770        5.9
  Plus amortization of core
   deposit intangibles                  518        597        (79)     (13.2)
  Equals cash basis operating
   earnings (2)                      14,230     13,539        691        5.1
  YTD average assets              1,498,584  1,426,324     72,260        5.1
  Less YTD intangible assets         48,144     47,541        603        1.3
  Equals YTD average tangible
   assets (2)                     1,450,440  1,378,783     71,657        5.2
  YTD average equity                163,829    152,842     10,987        7.2
  Less intangible assets equals
   YTD average tangible
   equity (2)                       115,685    105,301     10,384        9.9
  Cash basis EPS (2)                   1.94       1.86       0.08        4.3
  Cash basis EPS fully diluted (2)     1.92       1.84       0.08        4.3
  Cash basis return on average
   tangible assets (2)                 1.31%      1.31%      0.00        0.0
  Cash basis return on average
   tangible equity (2)                16.40      17.14      (0.74)      (4.3)

(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis earnings are useful to investors because they allow investors to see clearly the combined economic results of FNB Corporation without material non-recurring items and non-operating adjustments stemming from the consolidation of our organization. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.